CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Villarreal
	Senior Vice President and	Media Contact: Diane Zappas
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS SALES FOR THE THIRD QUARTER

New York, NY, November 6, 2008 -- Finlay Enterprises, Inc. (OTC Bulletin Board: FNLY), a leading retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States, announced today that sales for the third quarter ended November 1, 2008 increased 12.9% to $160.2 million compared to $141.9 million in the comparable period of 2007. The fiscal year 2007 sales results are on a continuing operations basis, which excludes sales from Parisian stores. Specialty jewelry stores consisting of Carlyle, Congress, and Bailey Banks & Biddle, which was acquired in November 2007, contributed sales of $58.0 million for the quarter, as compared to $23.6 million for the same period last year.

Comparable store sales (stores open for the same months during the comparable period) for the third quarter excluding the Macy’s and Lord & Taylor stores scheduled to close at year-end decreased 13.5%. Including these stores, comparable store sales decreased 14.9%.

On a continuing operations basis, sales for the nine months ended November 1, 2008 increased 22.8% to $555.9 million compared to $452.8 million in the first nine months of 2007. Specialty jewelry stores contributed sales of $210.5 million for the nine month period as compared to $77.9 million in 2007. Comparable store sales for the nine months excluding the Macy’s and Lord & Taylor stores decreased 7.0%. Including these stores, comparable store sales decreased 7.9%.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States and achieved sales of $835.9 million in fiscal 2007. The number of locations at the end of the third quarter of fiscal 2008 totaled 778, including 67 Bailey Banks & Biddle, 35 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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